UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: March 24, 2011 (Date of earliest event reported)
PG&E CORPORATION
(Exact Name of Registrant as specified in Charter)
California	1-12609	94-3234914
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Market, Spear Tower, Suite 2400, San Francisco, CA	94105
(Address of principal executive offices)	(Zip code)
415-267-7000
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)

PACIFIC GAS AND ELECTRIC COMPANY
(Exact Name of Registrant as specified in Charter)
California	1-2348	94-0742640
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

77 Beale Street, P. O. Box 770000, San Francisco, California		94177
(Address of principal executive offices)		(Zip code)
(415) 973-7000
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)

          Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting Material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 - Other Events

Proceeding to Adopt New Safety and Reliability Regulations for Natural Gas Transmission and Distribution Pipelines

At its meeting held on March 24, 2011, the California Public Utilities Commission (“CPUC”) issued an order to show cause (“OSC”) why Pacific Gas and Electric Company (“Utility”), a subsidiary of PG&E Corporation, should not be found in contempt and why penalties should not be imposed for failure to comply with the CPUC’s order to:

 (1) search its records for all as-built drawings, alignment sheets, and specifications, and all design, construction, inspection, testing, maintenance, and other related records, relating to pipeline system components (such as pipe segments, valves, fittings, and weld seams) for all of the Utility’s natural gas transmission pipelines located in class 3 and class 4 locations and class 1 and class 2 high consequence areas (“HCA”) that have not been subject to hydrostatic pressure testing to determine the pipeline’s maximum allowable operating pressure (“MAOP”) and

(2) use the located records to determine the MAOP of these pipelines, based on the weakest section of the pipeline or component.

The CPUC issued this order following urgent safety recommendations made on January 3, 2011 by the National Transportation Safety Board (“NTSB”) while conducting its investigation of the September 9, 2010 natural gas pipeline accident in San Bruno, California (“San Bruno accident”).

The OSC states that the Utility’s March 15, 2011 report filed in response to the order presented substantial evidence that the Utility searched for and obtained records of pressure testing for 1,210 miles of the 1,805 miles of HCA pipeline, but that the Utility did not present evidence that it “aggressively and diligently searched” as-built drawings and other records to obtain traceable, verifiable, and complete pipeline records upon which to determine a valid MAOP for pipelines without records of pressure testing.  The CPUC set a hearing on the OSC for March 28, 2011.

In issuing the OSC, the CPUC Commissioners acknowledged that the Utility filed a supplemental report on March 21, 2011 to provide additional information about the process the Utility has employed to search and analyze its pipeline records, to describe what work remains to be done to gather all the records needed to validate the MAOPs of the pipelines covered by the records search order, and to explain what steps the Utility has taken to use the records to validate the MAOP of pipelines and when the Utility expects to complete the remaining work to validate the MAOPs.  In addition, the report details what near-term actions the Utility has taken to enhance public safety based on its records review and what longer-term actions the Utility plans to take to enhance public safety.  The supplemental report includes the timetable for the Utility to pressure-test or replace approximately 152 miles of pipelines that have characteristics similar to the pipeline segment that ruptured in San Bruno by the end of 2011 and to conduct field activities (including pressure testing, performing in-line inspections with “smart pigs” or other new camera inspection technologies, or replacing) on an additional 435 miles of pipelines that have not been pressure-tested or that have potential issues identified by the pipeline industry.  The Utility is committed to validating the MAOP for the 1,805 miles of HCA pipelines through detailed engineering analysis by the end of 2011 and then eventually to validate the MAOP for the Utility’s remaining gas transmission pipelines.

On March 24, 2011, the Utility and CPUC staff agreed on the terms of a more detailed compliance plan to complete the MAOP validation, including specific milestones for the Utility to meet.  The Utility and CPUC staff also executed and filed a stipulation, together with the agreed-upon compliance plan, with the CPUC for consideration at the hearing to be held on March 28, 2011.  The stipulation states that the Utility would pay $3 million to the state general fund within 10 days after the CPUC approves the stipulation.  If the CPUC finds that there has been an unexcused failure by the Utility to meet any of the milestones in the compliance plan, the Utility would be required to pay such portion of the remaining $3 million as the CPUC determines is appropriate.  The Utility has agreed that it would not seek to recover the penalties through rates.  In addition, the stipulation does not constitute an admission by the Utility of any fact alleged in the OSC or of any non-compliance or other violation of any order, rule, regulation or law.  If the stipulation is approved by the CPUC, the OSC proceeding will be closed.

PG&E Corporation and the Utility are unable to predict whether or when the CPUC will approve the stipulation.

                                                                           SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

PG&E CORPORATION

Dated: March 24, 2011	By:	LINDA Y.H. CHENG
LINDA Y.H. CHENG Vice President, Corporate Governance and Corporate Secretary

PACIFIC GAS AND ELECTRIC COMPANY

Dated: March 24, 2011	By:	LINDA Y.H. CHENG
LINDA Y.H. CHENG Vice President, Corporate Governance and Corporate Secretary